Exhibit 4.4

2020 STOCK INCENTIVE PLAN

FOR KEY EMPLOYEES OF

HCA HEALTHCARE, INC. AND ITS AFFILIATES

1. Purpose of Plan

The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of HCA Healthcare, Inc. and its Affiliates and Subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company.

2. Definitions

As used in the Plan, the following words shall have the following meanings:

(a) “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means “Cause” as such term may be defined in the applicable Grant Agreement or an employment agreement or change-in-control agreement in effect at the time of termination of employment between a Participant and the Company, or, if there is no such employment or change-in-control agreement, and such term is not otherwise defined in the applicable Grant Agreement, “Cause” shall mean (i) willful and continued failure by the Participant (other than by reason of a Permanent Disability) to perform his or her material duties with respect to the Company which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the Participant by the Company (the “Cure Period”); (ii) willful or intentional engaging by a Participant in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) indictment or conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof (other than in connection with a traffic violation that does not result in an imprisonment) or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) the Participant’s engaging in any action in breach of restrictive covenants made by the Participant under any agreement containing restrictive covenants (e.g., covenants not to disclose confidential information, to compete with the business of the Company or to solicit the employees thereof to terminate their employment) or any employment or change-in-control agreement between the Participant and the Company, which continues beyond the Cure Period (to the extent that, in the Company’s reasonable judgment, such breach can be cured).

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(d) “Change in Control”, except as otherwise provided by the Committee, means:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”);

(ii) any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) during any period of twelve (12) months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors on the Effective Date or whose election or nomination for election was previously so approved, excluding any new directors if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest as described in Rule 14a-12(c) of the Exchange Act with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the Board then in office;

provided, that in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

(e) “Code” means the United States Internal Revenue Code of 1986, as amended.

(f) “Committee” means either (i) the Compensation Committee of the Board or, (ii) the Board, if the Board takes an action in place of the Compensation Committee.

(g) “Company” means HCA Healthcare, Inc., and shall include, where the context so indicates, any Subsidiary, Affiliate and any successor to the Company or any Subsidiary or Affiliate in a Change in Control.

(h) “Common Stock” or “Share” means the common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

(i) “Dividend Equivalent Right” means the right to receive a payment in respect of one Share subject to a Grant equal to the amount of any dividend paid in respect of one Share held by a Stockholder under the terms and conditions set forth in Section 5(d).

(j) “Effective Date” means May 1, 2020.

(k) “Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the New York Stock Exchange, or, if the Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the Fair Market Value per Share shall be the fair market value as determined in good faith by the Committee. Notwithstanding the foregoing, for any purposes under this Plan including for Plan administrative purposes, the Committee may, in its discretion, apply any other definition of Fair Market Value which is reasonable and consistent with applicable tax, accounting and other rules.

(n) “Full Value Award” means a Grant if the Shares issuable thereunder will be determined by reference to the full value of a Share, including Restricted Shares, Restricted Share Units and similar Performance-Based Awards.

(o) “Good Reason” shall mean “Good Reason” as such term may be defined in the applicable Grant Agreement or an employment agreement or change-in-control agreement in effect at the time of termination of employment between a Participant and the Company, or, if there is no such employment or change-in-control agreement, and such term is not otherwise defined in the applicable Grant Agreement, “Good Reason” shall mean (i) (A) a reduction in a Participant’s base salary (other than a general reduction in base salary that affects all similarly situated employees (defined as all employees within the same Company pay grade as that of the Participant) in substantially the same proportions that the Company implements in good faith, if any); or (B) a reduction in the Participant’s annual incentive compensation opportunity, in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of such event; provided that the events described in this subsection (i) will not be deemed to give rise to Good Reason if employment is terminated, but the Participant declines an offer of employment involving a loss of compensation of less than 15% from the Company; (ii) a substantial diminution in the Participant’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of such event; or (iii) a transfer of the Participant’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of the applicable Grant Agreement; provided that Good Reason shall not be deemed to occur merely because of the Participant’s willful decision to change position or status within the Company causes one or more of the occurrences described in (i), (ii), or (iii) to come about.

(p) “Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, Dividend Equivalent Right, or Performance-Based Awards (as such terms are defined in Section 5), or any combination of the foregoing.

(q) “Grant Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms, conditions and limitations applicable to a Grant. A Grant Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(r) “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(s) “Incentive Stock Option” means a Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code. The Grant Agreement for an Incentive Stock Option shall set forth those terms and conditions necessary to enable the Stock Option to constitute an Incentive Stock Option, and in the event such Stock Option does not so qualify (whether by design or otherwise), such Stock Option shall nonetheless constitute a Non-Qualified Stock Option.

(t) “Non-Employee Director” means any director of the Company who is not an officer or employee of the Company or any Subsidiary.

(u) “Non-Qualified Stock Option” means a Stock Option that does not constitute an Incentive Stock Option.

(v) “Other Stock-Based Award” means a Grant that is valued in whole or in part by reference to, or otherwise based on shares of Common Stock or other property.

(w) “Participant” means an Employee, Non-Employee Director, consultant or other person having a service relationship with the Company or any other Service Recipient, to whom one or more Grants have been made and remain outstanding.

(x) “Performance-Based Award” means a Grant pursuant to Section 5(f) that is subject to the achievement of Performance Objectives.

(y) “Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance-Based Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under this Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Performance Objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): gross sales or revenues; net sales or revenues; gross profit; operating expenses; savings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; pre-tax income; net income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); working capital; gross or net sales or revenue growth; gross or net sales or revenue growth outside of the United States; gross margins; EBITDA, EBIT, pre-tax or net income margins; leverage ratio; coverage ratio; return on invested capital; return on assets or net assets; return on equity; economic value added; strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology, and acquisitions or strategic transactions); individual performance; market share; stock price (appreciation, fair market value); and total stockholder return.

(z) “Permanent Disability” shall have the meaning as set forth in the applicable Grant Agreement or any employment agreement in effect between a Participant and the Company, or if there is no such employment agreement, as defined in the long-term disability plan of the Company applicable to the Participant or that would apply to the Participant if the Participant were employed with the Company at the applicable time; provided, that if Section 409A of the Code applies to a Grant Agreement, unless otherwise determined by the Committee, “Permanent Disability” shall mean a “disability” within the meaning of Section 409A of the Code and the Regulations promulgated thereunder.

(aa) “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(bb) “Prior Plan” means the 2006 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as amended and restated.

(cc) “Restricted Share” means an Other Stock-Based Award granted pursuant to Section 5(c)(i).

(dd) “Restricted Share Unit” means an Other Stock-Based Award granted pursuant to Section 5(c)(ii).

(ee) “Retirement” means, unless otherwise provided in the applicable Grant Agreement or an employment agreement in effect between a Participant and the Company at the time of the Participant’s separation from service, the Participant’s resignation from service with the Company (i) after attaining 65 years of age, or (ii) after attaining 60 years of age and completing twenty years of continuous service with the Company.

(ff) “Service Recipient” shall mean, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Proposed Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

(gg) “Share Reserve” has the meaning set forth in Section 6(a).

(hh) “Stock Appreciation Rights” or “SARs” mean the Grant of an award described in Section 5(b).

(ii) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(jj) “Stock Option” or “Option” means the Grant of an award described in Section 5(a).

(kk) “Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

3. Administration of Plan

(a) In General. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) to the extent such rule is applicable to the Company and the Plan and the Grants thereunder, and “independent directors” within the meaning of the New York Stock Exchange listed company rules; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Committee may, by resolution and in accordance with applicable law, authorize the Chief Executive Officer of the Company to do one or both of the following: (i) to designate non-executive officer Employees to be recipients of Grants under the Plan, and (ii) to determine the number of Shares subject to such Grants to be received by any such Participants; provided, however, that the resolution so authorizing such executive officer shall specify the total number of Shares subject to Grants that such executive officer may so award. No such delegation of duties and responsibilities to an officer of the Company may be made with respect to Grants to eligible participants who are subject to Section 16(a) of the Exchange Act at the time of grant. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company.

(b) Procedures; Discretion. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules, and changes in such rules, for carrying out the Plan, and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Grant shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Grant and any employee of the Company or any Affiliate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Grant consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c) No Liability. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants and their beneficiaries or successors. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

4. Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, Non-Employee Directors, consultants or other person having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement in a form approved by the Committee consistent with the terms of the Plan.

5. Grants

From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:

(a) Stock Options. The Committee may grant options to purchase Common Stock (“Stock Options”) to Participants with respect to whom the Common Stock constitutes “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii). At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate. Unless otherwise provided in a Grant Agreement, a Stock Option granted under the Plan shall be treated as a Non-Qualified Stock Option. Notwithstanding the foregoing, the exercise price per Share of a Stock Option shall in no event be less than the Fair Market Value on the date the Stock Option is granted (subject to later adjustment pursuant to Section 8 hereof). In addition to other restrictions contained in the Plan, a Stock Option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in Shares (any such Shares valued at Fair Market Value on the date of exercise) having an aggregate Fair Market Value equal to the aggregate exercise price for the Shares being purchased and that the Participant has held for such period of time, if any, as may be required to attain favorable tax or financial reporting treatment, (iii) through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Grant Agreement. The Committee may provide in any Grant Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Committee.

(b) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to Participants with respect to whom the Common Stock constitutes “service recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii). Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine. The base price per Share of a Stock Appreciation Right shall in no event be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of a Participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value of one Share on the exercise date, over (B) the base price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares (including restricted Shares) or in cash, or partly in Shares and partly in cash (any such Shares valued at the Fair Market Value on the date of the payment), all as shall be determined by the Committee. In addition to other restrictions contained in the Plan, a Stock Appreciation Right granted under this Section 5(b) may not be exercised more than 10 years after the date it is granted. A Stock Appreciation Right may be exercised by giving written notice to the Company specifying the whole number of Stock Appreciation Rights which are being exercised and by executing such documents as the Company may reasonably request. The Committee may provide in any Grant Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Committee.

(c) Other Stock-Based Awards. The Committee may grant or sell awards of Shares, and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares (including Restricted Shares) or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(i) Restricted Shares. A “Restricted Share” is an Other Stock-Based Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Participant shall have rights as a Stockholder with respect to any Shares subject to a Grant of Restricted Shares hereunder only to the extent specified in this Plan or the Grant Agreement evidencing such Grant. Grants of Restricted Shares made pursuant to the Plan need not be identical. Each Grant Agreement evidencing Restricted Shares shall contain provisions regarding (A) the number of Shares subject to such Grant or a formula for determining such, (B) the purchase price of the Shares (if any) which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the date of grant or issuance, and the means of payment for the Shares, (C) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (D) restrictions on the transferability of the Shares and (E) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii) Restricted Share Units. A “Restricted Share Unit” is an Other Stock-Based Award of a right to receive the Fair Market Value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Grant Agreement. A Restricted Share Unit represents an unfunded and unsecured obligation of the Company and does not confer any of the rights of a Stockholder (though Dividend Equivalent Rights may be granted with respect to a Restricted Share Unit in the sole discretion of the Committee) until Shares are issued thereunder. Settlement of Restricted Share Units upon the expiration of the vesting or any deferral period shall be made in Shares, cash or otherwise as determined by the Committee. Grants of Restricted Share Units made pursuant to the Plan need not be identical. Each Grant Agreement evidencing Restricted Share Units shall contain provisions regarding (A) the number of Shares subject to such Grant or a formula for determining such, (B) such terms and conditions on the grant, issuance, settlement, vesting and/or forfeiture of the Restricted Share Units as may be determined from time to time by the Committee, which may include continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, (C) restrictions on the transferability of the Restricted Share Units or Shares issued thereunder, and (D) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(d) Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right either alone or in connection with the grant of an Other Stock Based Award or a Performance-Based Award denominated in Shares. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All Dividend Equivalent Rights which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares subject to the Grant Agreement. In the case of dividends payable or Dividend Equivalent Rights granted in connection with Grants of Other Stock-Based Awards and Performance-Based Awards, such amounts shall be paid to (or settled with) the Participant only if and when, and to the extent that, the underlying Grant vests. The total number of Shares available for grant under Section 6 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Unless the payment of a dividend to the Company’s Stockholders is an event to which Section 8 of the Plan applies, no Dividend Equivalent Rights shall be granted with respect to Stock Options or Stock Appreciation Rights.

(e) Director Grants.

(i) Subject to Section 5(e)(ii), the Board may provide that all or a portion of any member of the Board’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of such member) in the form of Non-Qualified Stock Options, Stock Appreciation Rights or Other Stock-Based Awards, including Restricted Shares, Restricted Share Units and/or unrestricted Shares. The Board shall determine the terms and conditions of any such Grants, including the terms and conditions which shall apply upon a termination of such Board member’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Grants, including providing for the elective or non-elective deferral of Shares subject to such Grants, under such terms and conditions as it shall determine, subject to the terms of the Plan and applicable law, including Section 409A of the Code.

(ii) Notwithstanding anything in this Section 6 or elsewhere in this Plan to the contrary, no Non-Employee Director will receive, in any period of one calendar year, Grants under the Plan having an aggregate maximum value at the date of Grant (calculating the value of any such Grants based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such Non-Employee Director during the fiscal year, in excess of $750,000.

(f) Performance-Based Awards.

(i) The Committee, in its sole discretion, may make Grants which are denominated in Shares or cash (which, for the avoidance of doubt, may include a Grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards or Dividend Equivalent Rights) subject to Performance Objectives (such Grants, “Performance-Based Awards”). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Objectives. Performance-Based Awards may be granted alone or in addition to any other Grants granted under the Plan.

(ii) A Participant’s Performance-Based Award shall be determined based on the attainment of Performance Objectives approved by the Committee for a performance period established by the Committee while the outcome for that performance period is substantially uncertain.

(iii) The Committee shall determine whether, with respect to a performance period, the applicable Performance Objectives have been met with respect to a given Participant. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

6. Limitations and Conditions

(a) Shares Available. The aggregate number of Shares authorized for issuance after February 29, 2020 pursuant to Grants under the Prior Plan and this Plan shall be 20,000,000, subject to adjustment as provided for in Sections 8 and 9 (the “Share Reserve”). Following the Effective Date, no further grants shall be made under the Prior Plan, and any grants made under the Prior Plan between February 29, 2020 and the Effective Date shall reduce the Share Reserve as provided for the award type herein. The number of Shares with respect to which Incentive Stock Options may be granted after the Effective Date shall be no more than 3,000,000 per fiscal year. Each Share subject to a Stock Option or SAR granted after February 29, 2020 shall reduce the Share Reserve by one (1) Share. Shares subject to Grants of Full Value Awards made after February 29, 2020 shall reduce the Share Reserve by two and one half (2.5) Shares. Grants under the Plan or grants of awards under the Prior Plan that expire unexercised or are forfeited, settled for cash, canceled or otherwise terminated without the delivery of Shares (in each case in whole or in part), shall immediately become available for new Grants to the extent of such cancellation, forfeiture, expiration, termination or cash settlement. Any Share that again become available for grant pursuant to the preceding sentence shall be added back as one (1) Share if such Share was subject to a Stock Option or SAR (or an option or stock appreciation right granted under the Prior Plan), and as two and one-half (2.5) Shares if such Share was subject to the Grant of a Full Value Award (or similar awards under the Prior Plan).

(b) Limitations on Reissuance. Notwithstanding anything in Section 6(a) to the contrary, Shares subject to an award under this Plan or a Prior Plan may not be made available for further issuance under this Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under this Plan or the Prior Plan, or (iv) shares repurchased on the open market with the proceeds of a Stock Option exercise.

(c) Minimum Vesting Period. Notwithstanding any provision of the Plan to the contrary, except with respect to a maximum of five percent (5%) of the aggregate number of available shares initially reserved for issuance under the Plan, subject to adjustment as provided in Section 8, no Grant payable in Common Stock (other than a Substitute Award and Grants a non-employee director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee director’s cash compensation) may provide for vesting sooner than twelve (12) months from the grant date thereof or may be subject to a performance period that is less than twelve (12) months, as applicable, other than in connection with a Change in Control or, with respect to any Participant, in connection with the death or Permanent Disability of such Participant.

(d) Substitute Awards. Grants may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or a company acquired by the Company or with which the Company combines. The number of Shares underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines shall not be counted against the aggregate number of Shares available for Grants under the Plan, except as may be required by reason of Section 422 of the Code, nor shall the Shares subject to such substitute awards become available for new Grants under the circumstances described in Section 6(a). In addition, in the event that a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants and shall not reduce the Shares authorized for issuance under the Plan; provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall be made only to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

(e) No Right to Employment. Nothing contained herein shall affect the right of the Company or any other Service Recipient to terminate any Participant’s employment or other service relationship at any time or for any reason.

(f) Non-Transferability of Awards. Except as otherwise provided in the Plan, or by the Committee at or after grant with respect to a Grant other than an Incentive Stock Option, no Grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided however, that no transfer of a Grant or beneficial interest in a Grant for value shall be permitted; provided further, that no transfer of a Grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant. Subject to the foregoing, no election as to benefits or exercise of any Grant may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant. Upon any attempt to so sell, transfer or assign any such Grant otherwise than in accordance with this Section 6(f), such Grant and all rights thereunder shall immediately become null and void.

(g) No Rights as Stockholders. Participants shall not be, and shall not have any of the rights or privileges of, Stockholders in respect of any Shares purchasable or deliverable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants (or book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian). All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Grant or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) Certain ERISA Limitations. Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or other Service Recipient and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(i) Awards Unfunded. Insofar as it provides for Grants, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who receive Grants under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Grants, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of Shares or cash to be awarded under the Plan.

(j) Awards Subject to Clawback. Each Participant’s rights, payments, and benefits pursuant to any Grant shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Grant Agreement, or (ii) to the extent that such Participant is, or in the future becomes, subject to (A) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

(k) Deferral of Awards Under the Plan. Subject to the requirements of Section 409A of the Code, the Committee or, to the extent delegated by the Committee, the Company may permit all or any portion of any award under this Plan to be deferred consistent with the requirements and restrictions in the applicable jurisdiction. Notwithstanding any other provision of the Plan or any Grant Agreement to the contrary, any such award which is deferred and which would otherwise consists of shares of restricted stock may be converted, as required to permit the deferral of taxation, to restricted stock units immediately prior to their becoming granted and such restricted stock units shall be settled in shares as of the specified distribution date. Also, notwithstanding any other provision of the Plan or any Grant Agreement to the contrary, to the extent that a Participant is eligible for Retirement and therefore would be eligible for accelerated, continued or pro-rated vesting upon termination under his or her individual Grant Agreement, any such award which consists of shares of restricted stock may be converted, as required to permit the deferral of taxation, to restricted stock units immediately prior to the Participant becoming eligible for Retirement and such restricted stock units shall be settled in shares as of the specified distribution date.

(l) Discretion. Except as otherwise provided by the Plan, each Grant may be made alone or in addition or in relation to any other Grant. The terms of each Grant to a Participant need not be identical, and the Committee need not treat Participants or Grants (or portions thereof) uniformly.

(m) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of Grants have been met or removed to the satisfaction of the

Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy the requirements of any applicable laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Committee to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

(n) Data Privacy. As a condition of receipt of any Grant, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Grants, in each case, for the purpose of implementing, managing and administering the Plan and Grants (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of a Grant, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Grants if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(o) Governing Documents. In the event of any contradiction between the Plan and any Grant Agreement or any other written agreement between a Participant and the Company that has been approved by the Committee, the terms of this Plan shall govern, unless it is expressly specified in such Grant Agreement or other written document that a specific provision of the Plan shall not apply.

7. Termination of Status; Transfers and Leaves of Absence

The Committee shall determine the effect on a Grant of the disability, death, Retirement, authorized leave of absence or any other change or purported change in a Participant’s employment or other service relationship and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or estate may exercise rights under any Grant, if applicable. For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment or other service-providing capacity (including to service on the Board) without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained an employee of the Company (and other Service Recipient) during such leave of absence.

8. Adjustments

In the event after the Effective Date, any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring (as defined under FASB ASC Topic 718) or other corporate change, or any distribution to Stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee shall, in an equitable and proportionate manner as it deems reasonably necessary to address the effect of such event, and in such manner as is consistent with Sections 422 (if applicable) and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares subject to the Plan and available for or covered by Grants; (b) as to share prices related to outstanding Grants (including, without limitation, the exercise price of Stock Options and the base price of SARs), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect; or (c) by providing for a cash payment to the holder of an outstanding Grant, and shall make such other revisions to outstanding Grants as it deems, in good faith, are equitably required. In addition, for each Stock Option or SAR with an exercise price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

9. Change in Control

(a) Grants Assumed. Unless otherwise provided in an applicable Grant Agreement or by the Committee at any time, in the event of a Change in Control in which the entity surviving the Change in Control (the “Successor”) assumes or substitutes for a Grant, the original terms of such Grant shall continue in effect as adjusted pursuant to Section 8; provided, that any performance provisions of any Performance-Based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such Grant shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the Participant’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Participant or on account of the Participant’s death or Permanent Disability following such Change in Control, (i) such Participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Grant Agreement, and (ii) restrictions, limitations and other conditions applicable to such Participant’s Other Stock-Based Awards outstanding as of the date of such termination shall lapse and the Shares underlying such Grants shall thereupon be fully vested and issued to the Participant free of all restrictions, limitations and conditions.

(b) Grants Not Assumed. In the event of a Change in Control in which the Successor does not assume or substitute for a Grant, upon the effective time of the Change in Control, the Plan and all outstanding Grants hereunder shall terminate. In such case, except as otherwise provided in an applicable Grant Agreement or by the Committee at any time, all Options and SARs that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other Grants with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Performance-Based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the Plan and the Grants hereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Fair Market Value of a Share in the Change in Control multiplied by the number of Shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Fair Market Value of a Share) and (B) the aggregate exercise prices of all such outstanding Options and grant prices of all such outstanding SARs; or (ii) permit each Participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participants holding other Grants in an amount equal to the Fair Market Value of a Share in the Change in Control multiplied by the number of vested Shares under such Grants.

10. Amendment and Termination; Section 409A of the Code

(a) Amendments to Grant Agreements. The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan, including but not limited to, substituting another Grant of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that no amendment may modify Grants that disadvantages Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants; and provided further, that no such action shall modify any Grant in a manner that materially disadvantages a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant or this Plan.

(b) Amendments to Plan; No Repricing. The Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 8 or 9 hereof, may be taken without Stockholder approval which would increase the aggregate number of Shares available for Grants under the Plan, change the requirements relating to the Committee, extend the term of the Plan, or otherwise require the approval of the Stockholders to the extent such approval is (i) required by or (ii) desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares.

(i) Notwithstanding anything in this Plan to the contrary but subject to Section 8, without the approval of the Stockholders, the Committee will not amend or replace any previously granted Stock Option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs without Stockholder approval.

(ii) However, no amendment, suspension or termination of the Plan may disadvantage Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants, and no such action shall materially disadvantage a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as otherwise contemplated in the terms of the Grant or the Plan.

(c) Section 409A Provisions. This Plan and all Grants granted hereunder are intended to comply with, or satisfy an exemption from, Section 409A of the Code and will be interpreted in a manner intended to comply with, or be exempt from, Section 409A of the Code. In furtherance of the foregoing:

(i) References under the Plan or any Grants to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

(ii) Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

(iii) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(iv) Notwithstanding anything in this Plan or any Grants to the contrary, the Committee may, without a Participant’s prior consent, amend this Plan and/or any Grants, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Grants under the Plan, including without limitation, any such actions intended to (a) exempt this Plan and/or any Grant from the application of Section 409A of the Code, and/or (b) comply with the requirements of Section 409A of the Code, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Grant. The Company makes no representations or warranties as to the tax treatment of any Grant under Section 409A or otherwise. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan.

11. Governing Law; International Participants

(a) Governing Law. This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

(b) International Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate outside of the United States of America or who provide services to the Company or any Subsidiary or Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

12. Withholding Taxes

The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise, vesting or payment of any Grant that the Participant pays to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes; provided however, that the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to a Grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Grant and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time (if any) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment or other relevant date as determined by the Committee. In no event will the Fair Market Value of the Shares to be withheld and delivered pursuant to this Section 12 exceed the minimum amount required to be withheld, unless (i) (and only to the extent that) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee in a Grant Agreement or otherwise, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Stock Options. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13. Effective Date and Termination Dates

The Plan shall be effective on the Effective Date and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 10. No Grants shall be made under the Plan beyond such termination date, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. Unless otherwise expressly provided in the Plan or in an applicable Grant Agreement, any Grant made hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Grant or to waive any conditions or rights under any such Grant shall, continue after the tenth anniversary of the Effective Date.